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                             EVEREN SECURITIES LOGO

July 13, 1998

Board of Directors
New West Eyeworks, Inc.
2104 West Southern Avenue
Tempe, AZ 85282

Gentlemen:

     We understand that New West Eyeworks, Inc. ("NEWI") has agreed to sell all of its issued and outstanding shares of Common Stock, par value $0.01 per share (the "Common Stock"), to National Vision Associates, Ltd., ("NVAL"). Pursuant to the Agreement and Plan of Merger dated July 13, 1998 (the "Merger Agreement") among NEWI, NVAL, and NVAL's wholly owned subsidiary, NW Acquisition Corp. ("Merger Sub"), NVAL proposes to cause Merger Sub to commence a tender offer (the "Tender") to acquire all of NEWI's issued and outstanding shares of Common Stock for $13.00 per share in cash (the "Consideration"). Certain stockholders of the Company agreed to tender their shares pursuant to lock-up agreements.

     We also understand that following the Tender, Merger Sub will merge with and into NEWI (the "Merger"), and any remaining stockholders, subject to the rights of Dissenting Stockholders (as such term is defined in the Merger Agreement), will receive the Consideration in cash in connection with the Merger. The Tender and subsequent Merger are defined herein as the Transaction.

     You have requested our opinion as to whether the Consideration to be received by the stockholders of NEWI in the Transaction is fair, from a financial point of view, to the stockholders of NEWI as of the date hereof.

     For the purposes of the opinion set forth herein, we have, among other things,

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    (i)     reviewed the Merger Agreement;
    (ii)    reviewed NEWI's annual report on Form 10-K for the year
            ended December 31, 1997, and NEWI's Form 10-Q for the three month period ended March 31, 1998;
    (iii)   reviewed certain non-public operating and financial
            information, including financial projections, relating to
            NEWI's business prepared by management of NEWI;
    (iv)    interviewed certain members of NEWI's management to discuss its operations, financial statements, and future prospects;
    (v) reviewed publicly available financial data and stock market performance data of other eyewear retailers which we deemed comparable to NEWI;
    (vi)    reviewed the terms of selected recent acquisitions of
            companies which we deemed generally comparable to NEWI;
    (vii)   reviewed the historical stock prices and reported traded
            volumes of NEWI's Common Stock; and
    (viii) conducted such other studies, analyses, inquiries and investigations as we deemed appropriate.
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     In arriving at our opinion, we have considered such factors as we have deemed relevant including, but not limited to: (i) the market value of publicly held companies we deemed comparable to NEWI relative to sales, earnings before interest, taxes, depreciation and amortization ("EBITDA"), earnings before interest and taxes ("EBIT") and net income, (ii) the transaction values on business combinations which we believe comparable to NEWI relative to sales, EBITDA, EBIT and net income, (iii) premiums in recent merger transactions of

                            EVEREN SECURITIES, INC.
         77 West Wacker Drive Chicago, IL 60601-1694 Tel (312) 574-6000
          Member New York Stock Exchange and other principal exchanges
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                             EVEREN SECURITIES LOGO
New West Eyeworks, Inc.
July 13, 1998
Page 2

comparable size, (iv) the historical market prices and trading volume of the Common Stock of NEWI, and (v) other items we deemed to be relevant.

     During our review, we have, with your consent, relied upon and assumed, without independent verification, the accuracy and completeness of the financial and other information provided, and have further relied upon the assurances of management that they are unaware of any facts that would make the information provided to us to be incomplete or misleading for the purposes of this opinion. Although our opinion does not encompass forward looking valuation techniques such as discounted cash flow analysis, we have assumed that the financial projections which we reviewed to have been reasonably prepared on bases reflecting the best currently available estimates and judgments of the future financial performance of each company. Our opinion is necessarily based on the economic, market, and other conditions as in effect on, and the information made available to us as of, the date hereof. In arriving at our opinion, we have not performed any independent appraisal of the assets of NEWI. We disclaim any undertaking or obligation to advise any person of any change in any fact or matter affecting our opinion which may come or be brought to our attention after the date of this opinion.

     We have acted as financial advisor to the Board of Directors of NEWI in connection with this opinion and will receive a fee for our services.

     It is understood that this opinion will be included in its entirety in a proxy statement or other document distributed to the stockholders of NEWI in connection with the Transaction and this constitutes our express written approval for that purpose. It is understood that this opinion shall be used by you solely in connection with your consideration of the fairness of the Transaction to the stockholders of NEWI and for no other purpose, and NEWI will not furnish this opinion or any other material prepared by us to any other person or use or refer to this opinion for any other purpose without our prior written approval. However, no summary of, or excerpt from, this opinion may be used, and no published public reference (other than as provided in the preceding sentence) to this opinion may be made except with our prior express approval.

     This opinion does not constitute a recommendation to any stockholder of NEWI as to whether such stockholder should tender his shares, or as to any other actions which such stockholder should take in conjunction with the Transaction. This opinion relates solely to the question of fairness to the NEWI stockholders, from a financial point of view, of the Transaction as currently proposed. Further, we express no opinion herein as to the structure, terms or effect of any other aspect of the Transaction, including, without limitation, any effects resulting from the application of any bankruptcy, fraudulent conveyance or other federal or state insolvency law or of any pending or threatened litigation affecting NEWI.

     Based on the foregoing, we are of the opinion that the Consideration to be received by the stockholders of NEWI in the Transaction is fair, from a financial point of view, to the stockholders of NEWI as of the date hereof.

Very truly yours,

EVEREN Securities, Inc.

By: /s/MAURY J. BELL
    Maury J. Bell
    Senior Managing Director